AMERICAN GENERAL LIFE INSURANCE COMPANY

TERMINAL ILLNESS RIDER

WAIVER OF WITHDRAWAL CHARGES

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail.

Subject to the terms and conditions set forth below, this Terminal Illness Rider provides for a waiver of Withdrawal Charges provided in the Contract. In addition, the availability of access to benefit guarantees or values is not intended to provide long-term care or nursing home insurance.

Capitalized terms in this Rider have the meanings as defined herein. Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS	PAGE(S)
Rider Data Page	[Page 2	]

Rider Definitions	[Page 3	]

Rider Provisions	[Pages 4-5	]

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RIDER DATA PAGE

RIDER EFFECTIVE DATE:	[January 2, 2019]

OWNER(S):	[John Doe Jane Doe]

EARLIEST DIAGNOSIS DATE:	[January 2, 2019]

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RIDER DEFINITIONS

These terms are capitalized when used in the Rider with the meaning set forth below. Capitalized terms not defined in this section are described in the provisions discussed herein or defined in the Contract, Rider(s) or Endorsement(s) attached to this Contract.

OWNER

The Owner or Joint Owners collectively, if applicable. If the Owner is a non-natural person, the Annuitant or Joint Annuitants shall be treated as the Owner for purposes of this Rider.

TERMINAL ILLNESS

Terminal Illness is any disease or medical condition which a Qualified Physician expects will result in death within one year from the date of certification.

QUALIFIED PHYSICIAN

A Qualified Physician is a person who is:

•	Licensed to practice medicine in the United States by a state or federal licensing authority; and

•	Specially trained to diagnose and treat the condition causing the Terminal Illness; and

•	Acting within the scope of his or her license; and

•	Not a resident of the Owner’s household or related to the Owner by blood or marriage.

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RIDER PROVISIONS

During the Withdrawal Charge period the Company will waive any applicable Withdrawal Charge for a single partial Withdrawal or a total Withdrawal subject to the provisions in this Rider. Any partial Withdrawal or total Withdrawal under this Rider is paid by Us directly to the Owner.

ELIGIBILITY REQUIREMENTS UNDER THIS RIDER

The Owner satisfies the eligibility requirements under this Rider if the following are true:

•	The Owner’s Terminal Illness is initially diagnosed by a Qualified Physician on or after the Earliest Diagnosis Date shown on the RIDER DATA PAGE; and

•	We receive and accept a claim form as described under the Filing A Claim Under This Rider provision below.

FILING A CLAIM UNDER THIS RIDER

To file a claim under this Rider for a single partial Withdrawal or a total Withdrawal, You must provide to Us the following:

1.	A completed claim form that We will provide within ten (10) business days upon request of a single partial Withdrawal or total Withdrawal under this Rider; and

2.	Any authorization required by Us to obtain information and documentation from a third party; and

3.	The written consent to the claim, in a form acceptable to Us, of any applicable irrevocable Beneficiary, assignee or other required party; and

4.

The diagnosis of Terminal Illness must be in the form of written documentation, signed by a Qualified Physician, supported by clinical, radiological or laboratory evidence of the Owner’s Terminal Illness.

If the necessary claim form is not furnished within ten (10) business days of the request, it is considered that You complied with the claim form requirements if You submit proof In Writing covering the occurrence, the character and the extent of the occurrence for which the claim is made, as defined in Terminal Illness above.

We may require, and will pay for, an examination of the Owner by a Qualified Physician of Our choice to acquire a second opinion from such Qualified Physician. In case of conflicting opinions, We may require, and will pay for, a third opinion from a different Qualified Physician, mutually acceptable to the Owner and Us, which shall be determinative.

The Owner or their legal proxy requesting a claim under this Rider shall cooperate with Us in Our verification of such a claim by providing assistance including, but not limited to, the completion and submission to Us of any questionnaire or authorization form needed, in Our opinion, to conduct such verification.

If We deny the Owner’s claim for waiver of any applicable Withdrawal Charge under this Rider, We will not disburse a requested withdrawal until the Owner is notified of the denial and provided with the opportunity to accept or reject the withdrawal proceeds, including any Withdrawal Charge.

TERMINATION

This Rider will terminate on the earliest occurrence of one of the following:

1.	The date the Contract terminates;

2.	The date annuity income payments under an Income Plan begin;

3.	Upon payment of a total Withdrawal; or

4.	The date of the Owner’s death, unless the Owner’s Spousal Beneficiary continues the Contract under the provisions of the Internal Revenue Code §72(s)(3).

Termination shall not prejudice the waiver of any applicable Withdrawal Charge while this Rider was in force.

Signed for the Company to be effective on the Contract Date.

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AMERICAN GENERAL LIFE INSURANCE COMPANY

Christopher B. Smith President	Julie Cotton Hearne Secretary

[© Corebridge Financial Group, Inc. All Rights Reserved.]

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